As filed with the United States Securities and Exchange Commission on January 28, 2014

Registration No. 333-192783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELSUS THERAPEUTICS PLC
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

England and Wales	2834	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

53 Davies Street
London WIK 5JH
United Kingdom
Telephone: +44-203-318-3004

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mark S. Cohen, Esq.
c/o Pearl Cohen Zedek Latzer, LLP
New York, New York 10036
(646) 878-0800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kenneth R. Koch, Esq.	Thomas S. Levato, Esq.
Jeffrey P. Schultz, Esq.	Michael D. Maline, Esq.
Mintz, Levin, Cohn, Ferris	Goodwin Procter LLP
Glovsky and Popeo, P.C.	The New York Times Building
666 Third Avenue	620 Eighth Avenue
New York, NY 10017	New York, NY 10018
Telephone: (212) 935-3000	Telephone: (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 is being filed for the purpose of filing Exhibits 1.1 and 5.1. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement other than with respect to Item 8 of Part II.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of directors and officers

The Registrant's articles of association provide that, subject to the Companies Act 2006, every person who is or was at any time a director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the Registrant, members of the Registrant's board of directors, members of the executive management board and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 7.	Recent sales of unregistered securities

The following information is furnished with regard to all securities issued by the registrant within the last three years that were not registered under the Securities Act. Unless otherwise indicated below, the issuance of such shares was deemed exempt from registration requirements of the Securities Act as such securities were offered and sold outside of the United States to persons who were neither citizens nor residents of the United States or such sales were exempt from registration under Section 4(2) of Securities Act. No underwriting discounts or commissions were paid with respect to any of the issuances listed below.

From January 1, 2011, through December 31, 2013, we have issued the following securities, none of which involved a change in voting rights attached to the securities at issue:

•	On April 21, 2011, we issued 21,528 ordinary shares from proceeds received by us in 2010 from the sale of such shares at a price of £ 1.00 per share.

•	On April 21, 2011, we issued 396,923 ordinary shares at a price of $1.95 per share.

•	On April 21, 2011, we issued 15,000 ordinary shares upon the exercise of options at an exercise price of £0.01 per share.

•	On May 26, 2011, we issued 64,103 ordinary shares at a price of $1.95 per share.

•	On August 5, 2011, we issued 39,472 ordinary shares at a price of $1.90 per share.

•	January 16, 2012, we issued 79,000 ordinary shares at a price of $2.00 per share and warrants to purchase up to 79,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on January 16, 2017.

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•	On February 12, 2012, we issued 86,000 ordinary shares at a price of $2.00 per share and warrants to purchase up to 76,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017.

•	On February 12, 2012, we issued PCZL a warrant to purchase 309,492 ordinary shares at an exercise price of $2.00 per share, which warrant expires on February 12, 2017. This warrant was issued to PCZL in satisfaction of certain legal fees owed by the Company.

•	On March 19, 2012, we issued 12,500 ordinary shares at a share price of $2.00 per share and warrants to purchase up to 67,500 ordinary shares at an exercise price of $2.00 per share, which warrants expire on March 19, 2017.

•	On April 4, 2012, we issued an aggregate of $1.1 million in original issue discount senior secured convertible notes and warrants to purchase up to an aggregate of 1,929,824 ordinary shares at an exercise price of $0.57 (adjusted September 24, 2013 due to price protection), which warrants expire on April 4, 2017. On and after April 4, 2013, if a registration statement registering the ordinary shares underlying the warrants is not effective, the holders of the warrants may exercise their Warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.

•	On April 26, 2012, we issued 47,500 ordinary shares at a price of $2.00 per share and granted warrants to purchase up to 92,500 ordinary shares at an exercise price of $2.00 per share, which warrants expire on April 26, 2017.

•	On May 22, 2012, we issued 10,000 ordinary shares at a price of $2.00 per share and granted warrants to purchase up to 10,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on May 22, 2017.

•	On June 20, 2012, we granted, pursuant to the ESOP, options to purchase up to 395,000 ordinary shares at an exercise price of $1.56 per share and options to purchase up to 15,000 ordinary shares at an exercise price of $2.00 per share.

•	On June 27, 2012, we issued 10,000 ordinary shares at a price of $2.25 per share and issued warrants to purchase up to 5,000 ordinary shares at an exercise price of $2.25 per share, which warrants expire on June 27, 2017 and options to purchase up to 2,988 ordinary shares at an exercise price of $1.75 per share.

•	On August 3, 2012, we issued 7,500 ordinary shares at a price of $2.00 per share and granted warrants to purchase up to 7,500 ordinary shares at an exercise price of $2.00 per share, which warrants expire on August 3, 2017.

•	On August 29, 2012, we entered into a subscription agreement with Europa International Inc. pursuant to which we sold 232,558 ordinary shares and five-year warrants to purchase 232,558 ordinary shares at an exercise price of $1.72 per share for an aggregate purchase price of $400,000.

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•	On August 29, 2012, we issued 10,000 ordinary shares at a price of $2.00 per share and issued warrants to purchase up to 10,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on August 29, 2017.

•	On September 28, 2012, we issued 8,375 ordinary shares at a price of $2.00 per share and issued warrants to purchase up to 8,375 ordinary shares at an exercise price of $2.00 per share, which warrants expire on September 28, 2017. In addition, we issued 16,279 ordinary shares for financial advisory services to a consultant in relation with our financing in August 2012.

•	On November 30, 2012, we issued an aggregate of 751,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $1,503,000. The warrants are to purchase up to an aggregate of 375,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on November 30, 2017. On and after November 30, 2012, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. We also issued to Garden State Securities, Inc. a warrant to purchase up to 90,180 Ordinary Shares at an exercise price of $2.00 per share, which warrant expires on November 30, 2017. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.

•	On January 18, 2013, we issued 473,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 799,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $946,000. In addition, we issued a warrant to purchase 43,035 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 18, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.

•	On January 31, 2013, we issued an aggregate of 77,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $155,000. The warrants are to purchase up to an aggregate of 38,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on January 31, 2018. In addition, we issued a warrant to purchase 7,200 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 31, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.

•	On February 28, 2013, we issued 63,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 31,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $126,000. In addition, we issued a warrant to purchase 3,600 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after February 28, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.

•	On March 20, 2013, we issued 25,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 12,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $50,000. On and after March 20, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On April 8, 2013, we issued 32,500 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 16,250 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $65,000. On and after April 8, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On April 30, 2013, we issued 117,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 58,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $234,000. On and after April 30, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On May 13, 2013, we issued 20,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 10,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $40,000. On and after May 13, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On September 10, 2013, we issued 34,150 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 17,075 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $68,300. On and after September 10, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On September 17, 2013, we issued 11,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 5,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $22,000. On and after September 17, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

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•	On September 24, 2013, we issued 21,958,302 of our Ordinary Shares for gross proceeds of $12,516,232. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. As a result of the price protection provisions from investment agreements among the Company and previous investors, (i) an aggregate of 4,046,692 additional ordinary shares were issued to previous investors in connection with this offering and (ii) there will be an additional 1,259,092 ordinary shares issuable upon exercise of outstanding warrants. MTS Health Partners, L.P. and Oppenheimer & Co. acted as placement agents.

Item 8.	Exhibits

(a)	The following documents are filed as part of this Registration Statement:

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement

3.1*	Celsus Therapeutics PLC, Memorandum of Association

3.2*	Celsus Therapeutics PLC, New Articles of Association

4.1##	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder

4.2§§§	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder

4.3##	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement

4.4**	Form of April 2012 Warrant

4.5##	Form of Warrant dated November 30, 2012

4.6#	Form of Series A Warrant dated January 17, January 31 and February 28, 2013

4.7#	Form of Series B Warrant dated January 17, 2013

4.8#	Form of Series C Warrant dated January 17, 2013

4.9#	Form of Series GSS Warrant dated January 17, January 31 and February 28, 2013

5.1	Opinion of Fladgate LLP

10.1*	Exclusive License Agreement, dated as of November 27, 2002, by and between Morria Biopharmaceuticals, Inc. and Yissum Research Development Company of the Hebrew University of Jerusalem

10.3*	Extension Agreement for Rendering of Services, dated as of June 20, 2006, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem

10.4*	Second Extension Agreement for Rendering of Services, dated as of December 19, 2006, by and betweenthe Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem

10.5*	Third Extension Agreement for Rendering of Services, dated as of June 17, 2007, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem

10.6*	Fourth Extension Agreement for Rendering of Services, dated as of May 6, 2008, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem

10.7*	Fifth Extension Agreement for Rendering of Services, dated as of February 22, 2011, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem

10.8**	Director Agreement, dated as of June 16, 2005, between the Registrant and Gilead Raday

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10.9**	Amendment to Director Agreement, dated as of March 14, 2007, between the Registrant and Gilead Raday

10.10**	Chairman Agreement, dated as of February 18, 2005, between the Registrant and Mark Cohen

10.11**	Director Agreement, dated as of August 28, 2007, between the Registrant and Dr. Johnson Lau

10.12**	Director Agreement, dated as of August 28, 2007, between the Registrant and Dr. David Sidransky

10.13**	Director Agreement, dated as of February 21, 2005 between the Registrant and Prof. Saul Yedgar

10.14*	Amendment to Director Agreement, dated as of March 14, 2007, between the Registrant and Prof. Saul Yedgar

10.15*	Employment Agreement, dated as of January 11, 2012, between Dov Elefant and the Registrant

10.16§§	Employment Agreement, dated as of October 23, 2013, between Dr. Pablo Jimenez and the Registrant

10.17*	Amended and Restated 2007 Stock Option Plan, dated April 26, 2012

10.18*	Second Amendment to Amended and Restated 2007 Stock Option Plan, dated June 20, 2012

10.19**	Securities Purchase Agreement dated April 3, 2012 by and between Morria Biopharmaceuticals PLC and the buyers listed on the Schedule of Buyers

10.20**	Sub-License Agreement dated February 1, 2005

10.21###	Form of Securities Purchase Agreement dated November 30, 2012 by and among Morria Biopharmaceuticals PLC and the buyers signatory thereto

10.22###	Registration Rights Agreement dated November 30, 2012 by and among Morria Biopharmaceuticals PLC and the Buyers signatory thereto

10.23#	Form of Securities Purchase Agreement dated January 17, January 31 and February 28, 2013, by and among Morria Biopharmaceuticals PLC and the buyers signatory thereto

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10.24#	Registration Rights Agreement dated January 17, January 31 and February 28, 2013, by and among the Registrant and the Buyers signatory thereto

10.25#	Employment Agreement, dated as of March 4, 2013, between Gur Roshwalb, M.D. and the Registrant

10.26#	Form of Financing Subscription Agreement between the Registrant and Mark Cohen (including Form of Warrant) dated December 30, 2012

10.27#	Form of Financing Subscription Agreement between the Registrant and Mark Cohen (including Form of Warrant) dated January 31, 2013

10.28#	Form of Financing Subscription Agreement between the Registrant and Saul Yedgar (including Form of Warrant) dated April 3, 2013

10.29§	Form of Securities Purchase Agreement, dated as of September 19, 2013, by and among the Registrant and the purchasers named therein

10.30§	Form of Registration Rights Agreement, dated as of September 19, 2013, by and among the Registrant and the purchasers named therein

10.31**	Consulting Agreement, dated as of February 21, 2005, between the Registrant and Prof. Saul Yedgar

10.32**	Employment Agreement, dated as of May 25, 2011, between the Registrant and Prof. Saul Yedgar

21.1*	List of subsidiaries

23.1@	Consent of registered public accounting firm

23.2	Consent of Fladgate LLP (included in Exhibit 5.1 to this registration statement on Form F-1)

24.1	Power of Attorney (included in the signature page to Amendment No. 1 to this Registration Statement)

101.INS@	XBRL Instance Document

101.SCH@	XBRL Taxonomy Schema Linkbase Document

101.CAL@	XBRL Taxonomy Calculation Linkbase Document

101.DEF@	XBRL Taxonomy Definition Linkbase Document

101.LAB@	XBRL Taxonomy Labels Linkbase Document

101.PRE@	XBRL Taxonomy Presentation Linkbase Document

*	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F (No. 000-54749) filed on June 28, 2012.

**	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F/A (No. 000-54749) filed on August 8, 2012.

***	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F/A (No. 000-54749) filed on September 27, 2012.

##	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012.

###	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-1 (No. 333-185247) filed on December 3, 2012.

#	Incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement on Form F-1 (No. 333-185247) filed on March 22, 2013.

§	Incorporated by reference to the exhibit previously filed with the Registrant’s Report of Foreign Private Issuer on Form 6-K filed on October 24, 2013.

§§	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-1 (No. 333-191880) filed on November 24, 2013.

§§§	Incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013.

@	Previously filed as an exhibit to this Registration Statement.

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Item 9.	Undertakings

(a)         The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)         The undersigned Registrant hereby undertakes that:

(1)         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on this 28th day of January, 2014.

CELSUS THERAPEUTICS PLC

By:	/s/ Gur Roshwalb
Gur Roshwalb
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Mark S. Cohen	Executive Chairman of the Board	January 28, 2014
Mark S. Cohen

/s/ Gur Roshwalb	Chief Executive Officer	January 28, 2014
Gur Roshwalb	(principal executive officer)

/s/ Dov Elefant	Chief Financial and Officer	January 28, 2014
Dov Elefant	(principal financial officer and principal accounting officer)

*	Director	January 28, 2014
David Sidransky, M.D.

*	Director	January 8, 2014
Dr. Johnson Yiu-Nam Lau

*	Director	January 28, 2014
Saul Yedgar, PhD.

*	Director	January 28, 2014
Amos Eiran

*	Director	January 28, 2014
Fredric Price

*	Director	January 28, 2014
Robert F. Doman

*	Director	January 28, 2014
Allan Shaw

/s/ Mark S. Cohen	Authorized United States Representative	January 28, 2014
Mark S. Cohen

*By:	/s/ Gur Roshwalb
Gur Roshwalb
Attorney-in-Fact